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                          EXHIBIT 11.1 - STATEMENT RE:
                       COMPUTATION OF PER SHARE EARNINGS
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                                                                                                       Three Months Ended
                                                                                                            June 30,
                                                                                                  ------------------------------

                                                                                                    1995                    1994
                                                                                                 -----------             -----------

                                                                                                       (In thousands, except per
                                                                                                               share data)
Primary
  Average shares outstanding ..........................................................                14,224                13,689
  Conversion of preferred stock .......................................................                 2,558                  --
  Net effect of dilutive common stock equivalents (2) (3) .............................                 5,331                   244
                                                                                                    ---------             ---------
  Total ...............................................................................                22,113                13,933
                                                                                                    =========             =========

  Net income (loss) ...................................................................             $   2,602             $     471
  Adjustments to net income:
     Reduction of interest expenses (net of tax)
     related to retired debt ..........................................................                   202                  --
     Increase in interest income (net of tax) from
     investment of excess proceeds in short-term paper ................................                   137                  --
                                                                                                    ---------             ---------
  Adjusted net income .................................................................             $   2,941             $     471
                                                                                                    =========             =========

  Per share earnings:
  Net earnings (loss) .................................................................             $     .13             $     .03
                                                                                                    =========             =========

Fully Diluted
  Average shares outstanding ..........................................................                14,224                13,689
  Conversion of preferred stock .......................................................                 2,558                  --
  Net effect of dilutive common stock equivalents (2) (4) .............................                 5,331                   114
                                                                                                    ---------             ---------
  Total ...............................................................................                22,113                13,803
                                                                                                    =========             =========

  Net income (loss) ...................................................................             $   2,602             $     471
  Adjustments to net income:
    Reduction of interest expense (net of tax)
    related to retired debt ...........................................................                   202                  --
    Increase in interest income (net of tax) from
    investment of excess proceeds in short-term paper .................................                    95                  --
                                                                                                    ---------             ---------
  Adjusted net income .................................................................             $   2,899             $     471
                                                                                                    =========             =========

  Per share earnings:
  Net earnings (loss) (1) .............................................................             $     .13             $     .03
                                                                                                    =========             =========
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(1)  This calculation is submitted in accordance with the requirements of
     Regulation S-K although not required by APB Opinion No. 15 because it results in dilution of less than 3%.

(2) Common stock equivalents include the effect of the exercise of stock options and warrants.

(3) For the three months ended June 30, 1995, based on dilutive common stock equivalents using the if converted method. For the three months ended June 30, 1994, based on the treasury stock method using average market price.

(4) For the three months ended June 30, 1995, based on dilutive common stock equivalent using the if converted method. For the three months ended June 30, 1994, based on the treasury stock method using the year-end market price, if higher than average market price.